EXHIBIT 99.2

THE SHARPER IMAGE(R)
650 Davis Street
San Francisco, CA 94111                                   Corporate Headquarters

FOR IMMEDIATE RELEASE
November 21, 2003

Contact: Jeff Forgan, Executive Vice President/Chief Financial Officer The Sharper Image
             415/445-1583

           SHARPER IMAGE CONFIRMS HIGHER EARNINGS GUIDANCE FOR FOURTH
                             QUARTER AND FISCAL YEAR

         San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today confirmed higher earnings guidance for the fourth quarter and total fiscal year periods ending January 31, 2004.

         The Company's earnings guidance for the fourth quarter is $1.32 to $1.36 per diluted share of earnings, based on an estimate of 16.2 million shares, an increase over last year's fourth quarter earnings of $1.26 per diluted share based on 13.4 million shares and for the fiscal year the guidance is raised to $1.55 to $1.59 per diluted share of earnings, based on an estimate of 15.5 million shares, as compared to last year's fiscal year earnings of $1.21 per diluted share, based 13.2 million shares.

         "Our improved guidance for the fourth quarter and fiscal year is based on our exceptionally strong performance throughout the year's first three quarters and an excellent start in the fourth quarter. The midpoint of full year's earnings per share guidance is a 30 percent increase over 2002's diluted earnings of $1.21 per share, but because of the follow-on offering in May, 2003, the net earnings increase is 52 percent to achieve the 30 percent increase in earnings per share," said Richard Thalheimer, founder, chairman and chief executive officer.

         "Our inventory is in great shape for optimizing sales this holiday season. Our inventories are 45 percent higher than last year as of October 31, 2003, but last year's inventory levels at a 15 percent increase over 2001 were much too low because of the 2002's labor disruptions in West Coast ports," Mr. Thalheimer concluded.

         Detailed information about this guidance is available until 12 Midnight Eastern Time November 25, 2003, by dialing (800) 642-1687 and entering code number 3831221.

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The replay of the conference  call for the same period is available  outside the
United States by calling (706) 645-9291 and entering code number 3831221.

         Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company's product development group, Sharper Image Design. The Company operates over 140 stores throughout the United States, mails millions of its award-winning catalogs each month and advertises through other direct response media including television. The Company's products may also be purchased on the Internet via its online store at sharperimage.com. The Company also has an online auction site where consumers can place bids to win Sharper Image products at attractive prices; the auction site is accessed from the home page of the Company's Web site. The
Company also markets its products through business-to-business sales for corporate marketing programs and wholesale customers.

         This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about our future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under "Factors Affecting Future Operating Results" and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.